Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:   Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            November 1, 2012
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, November 1, 2012—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net gain before investment gains and losses, of $6.0 million, or $.40 per share, for the third quarter of 2012.  This compares to an after tax operating loss of $1.6 million, or $.11 per share, during the third quarter of 2011, which was impacted by the ongoing series of weather related events which occurred throughout the year.  Net investment gains for the third quarter of 2012, which include both realized and unrealized gains in the Company’s limited partnership investments, were $5.7 million after tax, or $.38 per share, compared to losses of $11.3 million after tax, or $.76 per share, in the same quarter of 2011.  In total, after tax net income for the quarter of $11.7 million, or $.78 per share, compares to an after tax net loss of $13.0 million, or $.87 per share, for the prior year third quarter.

After tax operating income for the year to date totaled $21.6 million, or $1.45 per share, compared to an after tax operating loss of $20.1 million, $1.35 per share, during the same period last year.  Operating losses during the first three quarters of 2011 included approximately $37 million of catastrophe losses resulting from an unprecedented number of significant global events.  Net investment gains for the year to date were $5.7 million after tax, or $.38 per share, compared to investment losses of $13.6 million after tax, or $.92 per share, in the 2011 period.  In total, after tax net income for the nine months of $27.2 million, or $1.83 per share, compares to an after tax net loss of $33.7 million, or $2.27 per share, for the prior year period.

Premiums written by the Company’s insurance subsidiaries for the current quarter totaled $81.2 million, an increase of 1% when compared to the prior year period.  The Property and Casualty Insurance segment experienced a 4% increase related to higher premium volume in fleet transportation and professional liability products, which were substantially offset by decreased volume in private passenger automobile and commercial multi-peril products.  The Reinsurance segment experienced a 13% decline in premium written as the result of strategic reductions in property reinsurance exposures.  Total premiums written for the nine months of 2012 were slightly higher than the record writings reported during the prior year period, as the planned reductions in volume from private passenger automobile, commercial multi-peril and property reinsurance businesses were more than offset with higher premium from fleet transportation and primary professional liability products.

Net premium earned of $54.9 million for the third quarter of 2012 was 9% lower than premium earned in the third quarter of 2011.  The majority of this decline was related to our planned reductions in the products lines mentioned above.  In addition, changes in reinsurance treaty arrangements resulted in a small reduction in net retained risk and premium.  For the nine months, earned premium decreased 2% to $176.1 million, with planned product reductions and reinsurance treaty changes being largely offset by increased premium written in other product groups.

The Company’s consolidated combined ratio for the third quarter was 88.2%, before consideration of fee income.  Including fee income, underwriting income was $7.0 million, producing a combined ratio of 87.3%.  All major product groups were profitable for the quarter and, while the third quarter is typically the most active for weather related events, this quarter was uneventful in that regard.  For the nine months, the consolidated combined ratio was 87.2%, producing record nine month underwriting income of $22.5 million before consideration of fee income, and $24.3 million, or 86.3% after consideration of fees.  As with the quarter, profitability from all major product groups, combined with the lack of world-wide catastrophic events, contributed to the consistently favorable year-to-date results.  Pre-tax operating income for the nine months, before investment income, was also a record at $23.9 million.

Investment income continues to suffer from historically low available yields.  Pre-tax investment income is 11% lower for the nine months this year and after-tax investment income decreased 15% from last year’s third quarter and 12% for the year to date.  Cash flow from operations remained positive at $1.8 million for the quarter and $24.2 million for the nine months.

Continued strong income from operations in the third quarter, coupled with a large improvement in investment performance, resulted in a $.86 increase in book value per share during the third quarter, after the payment of $.25 per share in regular cash dividends.  For the nine months ended September 30, 2012, book value per share increased $1.63, after the payment of cash dividends to shareholders of $.75 per share, with the combination of the increase in book value and dividends representing an 11.1% total return on beginning book value.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, November 1 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2012.

To participate via teleconference, investors may dial 1-888-298-3465 (U.S./Canada) or 1-719-457-2089 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 8, 2012 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 9904879.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 1, 2013.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=101728

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Operating revenue	$58,459	$64,629	$187,645	$193,044
Net investment gains (losses)	8,781	(17,460)	8,709	(20,892)

Total revenue	$67,240	$47,169	$196,354	$172,152

Operating income (loss)	$5,979	$(1,622)	$21,582	$(20,093)
Net investment gains (losses),
net of federal income taxes	5,708	(11,349)	5,661	(13,580)

Net income (loss)	$11,687	$(12,971)	$27,243	$(33,673)

Per share data - diluted:
Average number of shares	14,867	14,837	14,856	14,835

Operating income (loss)	$.40	$(.11)	$1.45	$(1.35)
Net investment gains (losses)	.38	(.76)	.38	(.92)

Net income (loss)	$.78	$(.87)	$1.83	$(2.27)

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Annualized return on average
shareholders' equity:
Operating income (loss)	7.8%	-2.2%	9.6%	-8.6%

Net income (loss)	15.3%	-17.4%	12.1%	-14.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	88.2%	111.8%	87.2%	125.1%
Including fee income	87.3%	110.6%	86.3%	123.7%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.